Exhibit 10.1

FIRST AMENDMENT

TO AMENDED AND RESTATED SEVERANCE AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED SEVERANCE AGREEMENT (“First Amendment”) is entered into on April 27, 2007, by and between METABASIS THERAPEUTICS, INC., a Delaware corporation (the “Company”), and PAUL K. LAIKIND (the “Employee”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Severance Agreement (as defined below).

WHEREAS, the Company and Employee have entered into an Amended and Restated Severance Agreement dated July 19, 2006 (the “Severance Agreement”); and

WHEREAS, the Company and Employee desire to amend the Severance Agreement as set forth in this First Amendment;

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Employee hereby amend the Severance Agreement as follows:

1.  The following paragraph shall be added to the end of Section 6 of the Severance Agreement:

“ The Employee’s receipt of any Severance Pay or any other benefits pursuant to this Agreement shall be subject to, and contingent upon, the Employee’s furnishing to the Company an effective Release and Waiver of Claims in the form attached hereto as Exhibit A.”

2.  A new Section 11(i) is hereby added to the Severance Agreement as follows:

“(i)          Application of Internal Revenue Code Section 409A.  If the Company determines that any severance benefit or payment under this Agreement fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code, and the regulations and other guidance thereunder, to any such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule”.)  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  The Company may attach conditions to or adjust the amounts paid under this Agreement to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 11(i); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.”

3.  A new Section 11(j) is hereby added to the Severance Agreement  as follows:

“(j)      At-Will Employment; No Employment Rights.  Employee acknowledges and agrees that Employee’s employment with the Company is “at will,” and subject to the provisions of this Agreement, may be terminated at any time and for any reason whatsoever by Employee or the Company, with or without Cause and with or without advance notice.  This “at-will” employment relationship cannot be changed except in a writing signed by the Company’s Chairman of the Board.”

4.  A new Exhibit A is hereby added to the Severance Agreement as follows:

“ EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

(TO BE SIGNED FOLLOWING TERMINATION OF EMPLOYMENT)

In consideration of the payments and other benefits set forth in the Severance Agreement dated July 19, 2006 (the “Agreement”) to which this form is attached, I, Paul K. Laikind hereby furnish METABASIS THERAPEUTICS, INC. and any and all affiliated, subsidiary, related, or successor corporations (collectively, the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release and forever discharge the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, other than as provided in the Agreement (and provided further that nothing in this general release shall affect (a) my right to receive a payout of my accrued but unused vacation and/or paid time off as of my termination date or (b) my rights under any stock options or other stock awards granted, or under any written commitments regarding future grants of stock options or other stock awards approved, by the Company’s Board of Directors or the Compensation Committee thereof prior to my termination date); (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, emotional distress, and discharge in violation of public policy, related to my employment with the Company or the termination of that employment; and (5) all federal, state, and local statutory claims related to my employment with the Company or the termination of that employment, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge and agree that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

I acknowledge my continuing obligations under my Employee Proprietary Information and Inventions Agreement with the Company (the “PIIA”) .

This Release and Waiver, along with the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and the Chief Executive Officer of the Company.

Date:	By:

	Print Name:	“

5.  Continuing Effect of Agreement.  Except as expressly set forth in this First Amendment, all terms and conditions of the Severance Agreement are hereby ratified and shall continue in full force and effect.

6.  Counterparts.  This First Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.  Choice of Law.  This First Amendment shall be construed and enforced in accordance with and be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the date first set forth above.

EMPLOYEE:		COMPANY:

PAUL K. LAIKIND		METABASIS THERAPEUTICS, INC.

By:	/s/ Paul K. Laikind	By:	/s/ David F. Hale
		Title:	Chairman of the Board